Exhibit 99.1

SENETEK PLC ANNOUNCES NEW ZEALAND LAUNCH

OF INVICORP® BY DOUGLAS PHARMACEUTICALS

NAPA, Calif., June 16, 2004 / PRNewswire-First Call/ — Senetek PLC (Nasdaq: SNTK - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced that commercial sales of Senetek’s patented erectile dysfunction drug Invicorp® by its commercial partner, Aukland-based Douglas Pharmaceuticals Limited, will commence June 28. The launch involves both Invicorp I and Invicorp II, the dosages also approved in Denmark nationally and as the Reference State for pan-European approval under the Mutual Recognition Procedure. The product will be sold in a proprietary, user-friendly kit containing a pre-filled ampoule, syringe, 21 gauge needle for filling and a super-fine 30 gauge needle for administration, developed by Senetek for use worldwide. Final marketing approval was received from Medsafe, the New Zealand Medicines and Medical Devices Safety Authority, on May 25. Under the Development and Distribution Agreement signed with Douglas in 2002, Senetek will receive 50% of Douglas’ net sales of the product.

Frank J. Massino, Chairman and Chief Executive Officer of Senetek, commented, “Invicorp has met with great professional acceptance and patient loyalty in England where it is prescribed on a named patient basis, but New Zealand is the first market in which it will be commercially available. Invicorp is ideally suited for men suffering from severe erectile dysfunction or receiving treatments for such conditions as diabetes or hypertension for whom other ED medications are contra-indicated. The Decision Resources 2002 study projected that Invicorp could gain an 80% share of the world market in the injectable/transurethral ED treatment category currently served by Pharmacia’s Caverject®, Schwartz Pharma’s Edex® and Vivus’ Muse®, and we believe this is a first small step toward making that a reality.”

Mr. Graeme Douglas, Chief Executive of Douglas Pharmaceuticals Limited, said, “We at Douglas Pharmaceuticals are delighted to launch Invicorp in New Zealand. The Medsafe approval represents a significant milestone for the product. With that achieved, the challenge of commercialization begins. We are certain that Invicorp will become the leading injectable treatment for erectile dysfunction in New Zealand.”

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Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon, and recently announced the grant to Valeant Pharmaceuticals of rights to license Zeatin, a promising analogue of Kinetin currently in pre-clinical trials. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply Senetek’s expectation that Invicorp® will receive the regulatory approvals in Europe, the United States and other countries required for its marketing there, and that Invicorp, if so approved, will achieve commercial success in those markets. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.